Exhibit 15.2

June 12, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Big Tree Cloud Holdings Limited under Item 16F of Big Tree Cloud Holdings Limited’s Form 20-F dated June 12, 2024. We agree with the statements concerning our Firm in such 20-F; we are not in a position to agree or disagree with other statements of Big Tree Cloud Holding Limited contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp